Exhibit 99.3
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D and any amendments thereto with respect to the common stock of StarTek, Inc. and agree that this Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the filing related to such person, but shall not be responsible for the completeness and accuracy of information concerning the other parties hereto, except to the extent that it knows or has reason to believe that such information is inaccurate.

The undersigned hereby appoint Privet Fund Management LLC, Ryan Levenson and Ben Rosenzweig, and each of them individually, as attorneys-in-fact and agents, to execute on the undersigned’s behalf and to file with the Securities and Exchange Commission, and such other exchanges or regulatory authorities as may be appropriate, if any, any and all Schedule 13D filings and amendments and documents relating thereto required to be filed under the Act, with full authority to do every act necessary to be done in order to effectuate the same for and on behalf of the undersigned. This power of attorney shall remain in full force and effect until revoked in writing by the undersigned.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of April 28, 2011.

PRIVET FUND LP

By:	Privet Fund Management LLC,
Its Managing Partner
By:	/s/ Ryan Levenson
Name: Ryan Levenson
Its: Sole Manager

PRIVET FUND MANAGEMENT LLC

By:	/s/ Ryan Levenson
Name: Ryan Levenson
Its: Sole Manager

/s/ Ryan Levenson
Ryan Levenson

/s/ Ben Rosenzweig
Ben Rosenzweig

/s/ A. Emmet Stephenson, Jr.
A. Emmet Stephenson, Jr.

/s/ Toni E. Stephenson
Toni E. Stephenson

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